                                                                     Exhibit 5.1


                                 July ___, 2002


Board of Directors
PlanetCAD Inc.
2520 55th Street, Suite 200
Boulder, Colorado 80301

Gentlemen:

     We are acting as counsel to PlanetCAD Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares (together with the Rights (as defined below), the "Shares") of the Company's common stock, par value $0.01 per share, and the associated rights to purchase shares of Series A Junior Participating Preferred Stock of the Company (the "Rights"), to be issued pursuant to the Rights Agreement (as defined below). The Shares are to be issued in connection with the merger of Raven Acquisition Corporation, the Company's wholly-owned subsidiary, with and into Avatech Solutions, Inc., a Delaware corporation, pursuant to the Merger Agreement dated May 1, 2002, as amended May 29, 2002 (the "Merger Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Registration Statement.

     2.   An executed copy of the Merger Agreement.

     3. The Restated Certificate of Incorporation of the Company, with amendments thereto, as certified by the Secretary of State of the State of Delaware on _______, 2002 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     4. A form of Certificate of Amendment to be presented for approval by the stockholders of the Company as described in the Registration Statement and to be filed with the Secretary of State of the State of Delaware, as certified by the Secretary of the Company on the date hereof as having

Board of Directors
PlanetCAD Inc.
July ___, 2002
Page 2

          been approved by the Board of Directors of the Company (the "Certificate of Amendment").

     5. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     6. Certain resolutions of the Board of Directors of the Company adopted at special meetings of the Board held on May 1, 2002 and July __, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance and registration of the Shares and the approval of the Certificate of Amendment.

     7. The Rights Agreement dated as of March 11, 2002 (the "Rights Agreement") between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

     8. Certain resolutions of the Board of Directors of the Company adopted at a special meeting of the Board held on March 8, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the execution of the Rights Agreement.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     For purposes of this opinion letter, we have also assumed that (i) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (iii) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Rights Agreement and (vi) with respect to the dividend declared to

Board of Directors
PlanetCAD Inc.
July ___, 2002
Page 3


distribute the Rights under the Rights Agreement, the Company complied with the applicable sections of the Delaware General Corporation Law, as amended, concerning the funds from which dividends may be paid and the solvency of the Company before and after giving effect thereto. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) approval of the Certificate of Amendment by the stockholders of the Company and the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, and (iii) effectiveness of the Merger under applicable law and the issuance of the Shares pursuant to the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

     The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under the Delaware General Corporation Law, as amended.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                        Very truly yours,



                                        HOGAN & HARTSON L.L.P.